Filed Pursuant to Rule 424(b)(2)
Registration No. 333-129244

PROSPECTUS

Schawk, Inc.
4,120,074 Shares of Class A Common Stock

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This prospectus relates to the offer and sale from time to time of up to 3,570,074 shares of our common stock by the selling stockholders named herein and up to 550,000 shares of common stock by us.

We and the selling stockholders may sell the shares of common stock described in this prospectus in a number of different ways and at varying prices. We will not receive any proceeds from sales of common stock by the selling stockholders. For additional information on the methods of sale, you should refer to the section entitled “Plan of Distribution” beginning on page 9.

Our common stock is listed for trading on the New York Stock Exchange under the symbol “SGK.” On November 29, 2005, the last reported sale price of the common stock was $17.61 per share.

Our corporate offices are located at 1695 River Road, Des Plaines, Illinois, 60018. Our telephone number at that address is (847) 827-9494.

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Investing in our common stock involves risks. See the section entitled “Risk Factors” beginning on page 1 and in any prospectus supplement accompanying this prospectus.

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Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

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The date of this prospectus November 30, 2005.

  ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or the SEC, utilizing a “shelf” registration process. Under this shelf registration process, we may, from time to time, sell up to 550,000 shares of common stock described in this prospectus and in any prospectus supplement in one or more offerings. In addition, the selling stockholders named herein may, from time to time, sell up to 3,570,074 shares of common stock described in this prospectus and in any prospectus supplement in one or more offerings. Each time we or a selling stockholder sells shares under this prospectus, we or the selling stockholder will be required to provide you with this prospectus and, in certain cases, a prospectus supplement containing specific information about the selling stockholder, if applicable, and the manner in which the securities are being offered. That prospectus supplement may include additional risk factors or other additional disclosure. Any prospectus supplement may also add, update, or change information in this prospectus. If there is any inconsistency between the information in this prospectus and any prospectus supplement, you should rely on the information in that prospectus supplement. You should read both this prospectus and any prospectus supplement together with additional information described under “Where You Can Find More Information.”

As used in this prospectus, the terms “we,” “our,” and “us” may, depending on the context, refer to Schawk, Inc., including our consolidated subsidiaries.

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You should rely only on the information incorporated by reference or provided in this prospectus and any prospectus supplement. We have not authorized anyone to provide you with different information. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of those documents. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy the securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction.

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  RISK FACTORS

You should carefully consider the risks described below, in addition to the other information contained in this prospectus, any prospectus supplement and the documents incorporated by reference in this prospectus, before making an investment decision. The risks described below are not the only ones we face. Additional risks described below under “Cautionary Statement Regarding Forward-Looking Statements” and other risks that are not currently known to us or that we currently do not consider to be material may also impair our business operations and financial condition.

Our business, financial condition or results of operations could be materially adversely affected by any of these risks. The trading price of our common stock could decline due to any of these risks, and you may lose all or part of your investment.

Our business is sensitive to general economic conditions. An economic decline or other circumstances that result in reductions in our clients' marketing and advertising budgets could negatively impact our sales volume and revenues and our ability to respond to competition or take advantage of business opportunities.

Our revenues are derived from many clients in a variety of industries and businesses, some of whose marketing and advertising spending levels can be cyclical in nature and subject to significant reductions based on changes in, among other things, general economic conditions. Our operating results may reflect our client’s order patterns or the effects of economic downturns on their businesses. In addition, because we conduct our operations in a variety of markets, we are subject to economic conditions in each of these markets. Accordingly, general economic downturns or localized downturns in markets where we have operations could have a material adverse effect on our business, results of operations and financial condition.

Our operating results fluctuate from quarter to quarter.

Our quarterly operating results have fluctuated in the past and may fluctuate in the future as a result of a variety of factors, including:

•	timing of the completion of particular projects or orders;

•	material reduction or cancellation of major projects or the loss of a major client;

•	timing of new business;

•	differences in order flows;

•	sensitivity to general economic conditions;

•	the health of the consumer products industry;

•	the relative mix of different types of work with differing margins;

•	costs relating to the expansion of operations, including costs to integrate current and future acquisitions;

•	changes in interest costs and tax rates; and

•	costs associated with compliance with legal and regulatory requirements.

Many of these factors are outside of our control. We believe that period-to-period comparisons of our financial results should not be relied upon as an indication of future performance. In addition, the results of any quarterly period are not indicative of results to be expected for a full fiscal year. It is possible that, in certain future quarters, our operating results may be below the expectations of public market analysts and investors. In such an event, the price of our common stock could decline.

We are subject to unpredictable order flows.

Our services and related business activity generally have been characterized by individual assignments from clients on a project-by-project basis rather than long-term contractual arrangements. Continued engagements for successive jobs are primarily dependent upon the client’s satisfaction with services previously provided. While technological advances have enabled us to shorten considerably our production cycle to meet our clients’ increasing speed-to-market demands, we may in turn receive less advance notice from our clients of upcoming projects. Although we have established long-standing relationships with many of our clients and believe our reputation for quality service is excellent, we are not able to predict with certainty the volume of our business even in the near future.

We are dependent on certain key clients.

Our ten largest clients accounted for approximately 43% of our revenues in 2004 and 35% of revenues for the nine months ended September 30, 2005. In 2004 and for the nine months ended September 30, 2005, approximately 7% and 9%, respectively, of our total revenues came from our largest single client. While we seek to build long-term client relationships, revenues from any particular client can fluctuate from period to period due to such client’s purchasing patterns. Any termination or significant disruption of our relationships with any of our principal clients could have a material adverse effect on our business, financial condition and results of operations.

Our foreign operations are subject to currency exchange, political, investment and other risks that could hinder us from transferring funds out of a foreign country, delay our debt service payments, cause our operating costs to increase and adversely affect our results of operations.

Our foreign operations have expanded significantly as a result of our acquisition of the business of Winnetts from Weir Holdings, Inc. in December 2004 and our acquisition of Seven Worldwide, Inc. in January 2005. We now operate in thirteen countries. For the nine months ended September 30, 2005, consolidated net sales from operations outside North America were approximately $78.5 million, which represented approximately 17.3% of our consolidated net sales. As a result of our foreign operations, we are subject to certain risks which could disrupt our operations or force us to incur unanticipated costs and have an adverse effect on our ability to make payments on our debt obligations.

Devaluations and fluctuations in currency exchange rates may affect our operating performance by impacting revenues and expenses outside of the U.S. due to fluctuations in currencies other than the U.S. dollar or where we translate into U.S. dollars for financial reporting purposes the assets and liabilities of our foreign operations conducted in local currencies.

We are subject to various other risks associated with operating in foreign countries, such as the following:

•	political, social and economic instability;

•	war, civil disturbance or acts of terrorism;

•	taking of property by nationalization or expropriation without fair compensation;

•	changes in government policies and regulations;

•	imposition of limitations on conversions of foreign currencies into dollars or remittance of dividends and other payments by foreign subsidiaries;

•	imposition or increase of withholding and other taxes on remittances and other payments by foreign subsidiaries;

•	hyperinflation in certain foreign countries; and

•	impositions or increase of investment and other restrictions or requirements by foreign governments.

We operate in a highly competitive industry.

We compete with other providers of digital graphic and creative imaging services. The market for such services is highly fragmented, with several national and many regional participants. We face, and will continue to face, competition in our business from many sources, including national and large regional companies, some of which have greater financial, marketing and other resources than we do. In addition, local and regional firms specializing in particular markets compete on the basis of established long-term relationships or specialized knowledge of such markets. The introduction of new technologies may create lower barriers to entry that may allow other firms to provide competing services.

There can be no assurance that competitors will not introduce services or products that achieve greater market acceptance than, or are technologically superior to, our current service offerings. We cannot assure you that the Company will be able to continue to compete successfully or that competitive pressures will not adversely affect our business, financial condition and results of operations.

We may be unable to quickly and effectively integrate the operations of Seven Worldwide and Winnetts, which could materially adversely affect our combined business, financial condition and results of operations.

We continue to integrate and coordinate key elements of the Seven Worldwide and Winnetts businesses with our historical operations in order to maintain and increase our profitability and operating efficiencies. Some of the key elements we are integrating include:

•	service offerings;

•	marketing and business development efforts;

•	management and other professional personnel; and

•	graphics production and financial accounting systems.

We may not accomplish the integration smoothly, expeditiously or successfully. The difficulties of combining the companies’ operations include:

•	the necessity of coordinating geographically separated organizations;

•	integrating organizations whose personnel have diverse business and cultural backgrounds; and

•	combining different corporate cultures.

The process of integrating operations could cause an interruption of, or loss of momentum in, the activities of the combined company’s businesses and the loss of key personnel. We will need to dedicate management resources, which may distract attention from normal operations. Employee uncertainty and lack of focus during the integration could also disrupt our businesses. If we fail to integrate our operations quickly and effectively, there could be uncertainty in the marketplace or client concern regarding the impact of these acquisitions, which could materially adversely affect our businesses, financial condition and results of operations.

Among the factors considered by our board of directors in connection with its approval of the Seven Worldwide and Winnetts acquisitions were the opportunities for economies of scale and operating efficiencies that could result from the acquisitions. We cannot give any assurance that these savings will be realized within the time periods contemplated or that they will be realized at all.

Failure to properly manage our expanding operations may adversely impact our business.

Continued rapid growth will place a significant strain on our financial and other resources and could result in significant operating losses. Since December 31, 2003, the size of our employee base has increased 222%. Further increases are anticipated in the future, either through organic growth or through the carefully targeted acquisitions of companies that meet our acquisition criteria. In order to manage the growth of our client services staff, we will need to continue to improve our operational, financial and other internal systems. If our management is unable to manage growth effectively and revenues do not increase sufficiently to cover our increased expenses, our operations could be adversely affected.

We may encounter difficulties arising from future acquisitions or consolidation efforts.

During the past several years, we have invested, and in the future may continue to invest, a substantial amount of capital in acquisitions in addition to our Winnetts and Seven Worldwide acquisitions. Acquisitions involve numerous risks, including:

•	difficulty in assimilating the operations and personnel of the acquired company with our existing operations and realizing anticipated synergies;

•	the loss of key employees or key clients of the acquired company;

•	difficulty in maintaining uniform standards, controls, procedures and policies; and

•	unrecorded liabilities of acquired companies that we failed to discover during our due diligence investigations.

We cannot assure you that we will realize the expected benefits from future acquisitions or that our existing operations will not be harmed as a result of any such acquisitions. In addition, the cost of unsuccessful acquisition efforts could adversely affect our financial performance. We have undertaken consolidation efforts in the past in connection with our acquisitions, and in connection with future acquisitions, we will likely undertake consolidation plans to eliminate duplicate facilities and to otherwise improve operating efficiencies. Any future consolidation efforts may divert the attention of management, disrupt our ordinary operations or those of our subsidiaries or otherwise adversely affect our financial performance.

The loss of key personnel could adversely affect our current operations and our ability to achieve continued growth.

We are highly dependent upon the continued service and performance of our senior management team and other key employees, in particular David A. Schawk, our President and Chief Executive Officer, A. Alex Sarkisian, our Chief Operating Officer, and James J. Patterson, our Chief Financial Officer. The loss of one or more of these officers may significantly delay or prevent the achievement of our business objectives.

Our continued success also will depend on retaining the highly skilled employees that are critical to the continued advancement, development and support of our client services and ongoing sales and marketing efforts. Any loss of a significant number of our client service, sales or marketing professionals could negatively affect our business and prospects. As we continue to integrate the businesses of Seven Worldwide and Winnetts, our competitors may intensify their efforts to recruit key employees of those businesses. Although we generally have been successful in our recruiting efforts, we compete for qualified individuals with companies engaged in our business lines and with other technology, marketing and manufacturing companies. Accordingly, we may be unable to attract and retain suitably qualified individuals, and our failure to do so could have an adverse effect on our ability to implement our business plan. If, for any reason, these officers or key employees do not remain with us, our operations could be adversely affected until suitable replacements with appropriate experience can be found.

Work stoppages and other labor relations matters may make it substantially more difficult or expensive for us to produce our products and services, which could result in decreased sales or increased costs, either of which would negatively impact our financial condition and results of operations.

We are subject to risk of work stoppages and other labor relations matters, particularly in the U.S. and Canada where approximately 14% of our employees are unionized. Any prolonged work stoppage or strike at any one of our principal facilities could have a negative impact on our business, financial condition or results of operations.

We are subject to restrictive debt covenants.

We have and may in the future incur indebtedness in connection with our acquisition strategy or to fund our operations. Our current credit agreements contain covenants that in some cases restrict certain actions, such as our ability to incur additional indebtedness, dispose of assets or engage in certain types of mergers or acquisitions, and may impede our ability to implement our growth strategy. No assurances can be given that existing credit agreements will not restrict our growth strategy or that we will not in the future enter into agreements with our lenders that contain restrictive covenants that would have a similar effect.

We remain susceptible to risks associated with technological change, including risks based on the services we provide and may seek to provide in the future as a result of technological changes.

We believe our ability to develop and exploit emerging technologies has contributed to our success and has demonstrated to our clients the value of using our services rather than attempting to perform these functions in-house or through lower-cost, reduced-service competitors. We believe our success also has depended in part on our ability to adapt our business as technology advances in our industry have changed the way graphics projects are produced. These changes include a shift from traditional production of images to offering more consulting and project management services to clients. Accordingly, our ability to grow will depend upon our ability to keep pace with technological advances and industry evolutions on a continuing basis and to integrate available technologies and provide additional services commensurate with client needs in a commercially appropriate manner. Our business may be adversely affected if we are unable to keep pace with relevant technological and industry changes or if the technologies that we adopt or services we promote do not receive widespread market acceptance.

Various Schawk family members and trusts own a significant interest in us and may exercise their control in a manner detrimental to your interests.

Various members of the Schawk family and their trusts currently control approximately 62% of the outstanding voting power of our company. Therefore, the Schawk family has the power to direct our affairs and is able to determine the outcome of substantially all matters required to be submitted to stockholders for approval, including the election of all our directors. Clarence W. Schawk and David A. Schawk, members of the Schawk family, are directors of our company. We cannot assure you that members of the Schawk family will not exercise their control over us in a manner detrimental to your interests. In addition, members of the Schawk family could elect to sell substantial amounts of our common stock in the public market in the future, which could cause our market price to decline. An increase in the number of shares of our common stock in the public market could adversely affect prevailing market prices and could impair our future ability to raise capital through the sale of our equity securities.

We may be subject to losses that might not be covered in whole or in part by existing insurance coverage. These uninsured losses could result in substantial liabilities to us that would negatively impact our financial condition.

We carry comprehensive liability, fire and extended coverage insurance on all of our facilities, and other specialized coverages, including errors and omissions coverage, with policy specifications and insured limits customarily carried for similar properties and purposes. There are certain types of risks and losses, however, such as losses resulting from wars or acts of God, that generally are not insured because they are either uninsurable or not economically insurable. Should an uninsured loss or a loss in excess of insured limits occur, we could incur significant liabilities, and if such loss affects property we own, we could lose capital invested in that property or the anticipated future revenues derived from the activities conducted at that property, while remaining liable for any lease or other financial obligations related to the property. In addition to substantial financial liabilities, an uninsured loss or a loss that exceeds our coverage could adversely affect our ability to replace property or capital equipment that is destroyed or damaged, and our productive capacity may diminish.

The price for our common stock has been volatile and unpredictable.

The price for our common stock has been volatile. Since January 1, 2003, the high and low sales price of our common stock has ranged from a high of $26.00 to a low of $8.99. The market price of our common stock may experience fluctuations in the future for a variety of reasons, including:

•	negative news about other publicly traded companies in our industry or in the consumer goods or advertising industries;

•	general economic or stock market conditions unrelated to our operating performance;

•	quarterly variations in our operating results;

•	changes in earnings estimates by analysts; and

•	announcements of new clients or service offerings by our competitors.

  CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

Certain statements contained or incorporated by reference herein that relate to our beliefs or expectations as to future events are not statements of historical fact and are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”) and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). We intend any such statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1999. Although we believe that the assumptions upon which such forward-looking statements are based are reasonable within the bounds of our knowledge of our business and operations, we give no assurance that the assumptions will prove to be correct, and undue reliance should not be placed on such statements. Important factors that could cause actual results to differ materially and adversely from our expectations and beliefs include, among other things,

•	the strength of the United States economy in general and specifically market conditions for the consumer products industry,

•	the level of demand for our services,

•	the stability of political conditions in other countries in which we have production and services capabilities,

•	higher than expected costs or unanticipated difficulties associated with integrating the acquired operations of Winnetts and Seven Worldwide,

•	the ability to implement restructuring plans,

•	our ability to implement our growth strategy,

•	loss of key management and operational personnel,

•	our skill in identifying and exploiting industry trends and exploiting technological advances in the imaging industry,

•	higher than expected costs associated with compliance with legal and regulatory requirements,

•	the stability of state, federal and foreign tax laws, and

•	terrorist attacks, wars, diseases and other geo-political events, and other factors detailed in our filings with the Securities and Exchange Commission.

We assume no obligation to update publicly any of these statements in light of future events.

  BUSINESS

We are a leading independent provider of digital imaging graphic services to the global consumer products packaging, retail, point of sale, advertising, entertainment and promotional markets. We provide clients, at their option, access to a fully integrated or modular set of products and services on a global or local basis. We have been in operation since 1953 and are incorporated under the laws of the State of Delaware. We presently have operations in North America (U.S., Canada and Mexico), Asia (Singapore,

China, Japan, Thailand and Malaysia), Europe (United Kingdom, Belgium and Spain), India and Australia.

Our services include brand strategy, creative design, digital and analog image database archival and management, and workflow management consulting services, as well as 3-D imaging for package design, art production, large format printing, digital photography and various related outsourcing and graphics arts consulting services. Our facilities produce conventional, electronic and desktop color separations, electronic retouching, conventional and digital plate making and digital press proofs. We have particular expertise in preparing color images for high volume print production runs of consumer products packaging. We function as a vital interface between our Fortune 1000 consumer products clients, their creative designers and their converters or printers in assuring the production of consistent, high quality graphic images in increasingly shorter turnaround and delivery times.

  USE OF PROCEEDS

3,570,074 shares of common stock offered hereby are being registered for resale by the selling stockholders identified in this prospectus under “Selling Stockholders” and 550,000 shares are being registered for sale by us. We will not receive any proceeds from the sale of shares by the selling stockholders. Except as otherwise described in any applicable prospectus supplement, we may use the net proceeds from any sale of the securities offered and sold by us to pursue further growth opportunities, reduce indebtedness and for general corporate purposes.

  SELLING STOCKHOLDERS

The shares that may be offered and sold from time to time by the selling stockholders were originally issued and sold by us in connection with a Stock Purchase Agreement among us, Seven Worldwide, Inc., KAGT Holdings, Inc. and the stockholders of KAGT Holdings, Inc., dated as of December 17, 2004. We issued the shares pursuant to an exemption from the registration requirements of the Securities Act of 1933 provided by Section 4(2) thereunder. We are registering the shares owned by the selling stockholders and covered by this prospectus pursuant to a Registration Rights Agreement, dated as of January 31, 2005, among us, certain of our principal stockholders and certain former stockholders of KAGT Holdings, Inc.

The following table sets forth:

•	the names of the selling stockholders who have requested that their shares be included in this registration statement;

•	the number of shares of common stock that are owned by each of the selling stockholders prior to the offering; and

•	the number of shares of common stock that are being offered by the selling stockholders.

Unless set forth in the following table or the footnotes thereto, to our knowledge, none of the selling stockholders has or in the last three years has had any material relationship with us or any of our predecessors or affiliates. The selling stockholders may sell some, all or none of their shares, and we do not know how long the selling stockholders will hold the shares before selling them. The number of shares each may offer under this prospectus and any supplement to this prospectus may be reduced if marketing factors require a limitation of the amount of securities sold in connection with an underwritten offering under this prospectus and any supplement to this prospectus. Ownership is based upon information provided by each respective selling stockholder and schedules 13G and other public documents filed with the SEC.

Name	Number of shares of common stock owned before offering	Number of shares being offered	Number of shares of common stock to be owned after this offering(1)
Kohlberg Investors IV, L.P.(2)	992,022	992,022	0
Kohlberg TE Investors IV, L.P.(2)	1,191,341	1,191,341	0
Kohlberg Offshore Investors IV, L.P.(2)	90,743	90,743	0
Kohlberg Partners IV, L.P.(2)	750,037	750,037	0
KOCO Investors IV, L.P.(2)	19,877	19,877	0
Silver Point Capital Fund, L.P.	36,528	36,528	0
Silver Point Capital Offshore Fund, Limited	85,233	85,233	0
Hudson River Co-Investment Fund, L.P.	304,402	304,402	0
VO III, LLC(3)	82,189	82,189	0
Basil K. Vasiliou(3)	17,702	17,702	0
Total	3,570,074	3,570,074	—
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(1)	Assumes the sale of all shares offered in this prospectus.
(2)
Kohlberg Management IV, L.L.C. is the sole general partner of each of Kohlberg Investors IV, L.P., Kohlberg TE Investors IV, L.P., Kohlberg Offshore Investors IV, L.P., Kohlberg Partners IV, L.P. and KOCO Investors IV, L.P. One of the members of Kohlberg Management IV, L.L.C., Christopher Lacovara, is a member of our board of directors.

(3)	Basil K. Vasiliou is the beneficial owner of all membership interests in VO III, LLC.

  PLAN OF DISTRIBUTION

We are registering 550,000 shares of common stock covered by this prospectus for sale by us and 3,570,074 shares for resale by the selling stockholders; however, the registration does not necessarily mean that we or the selling stockholders will offer and sell any of such shares. The term “selling stockholders” as used in this section of the prospectus refers to the selling stockholders listed above, or their pledgees, donees, transferees, or any of their successors in interest.

Such shares of common stock may be sold from time to time directly by us or by the selling stockholders or, alternatively, through underwriters, broker-dealers or agents. If shares of the common stock are sold through underwriters, broker-dealers or agents, responsibility for underwriting discounts or commissions or agent’s commissions will be borne by the party on whose behalf the shares are being offered and sold. Such common stock may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of sale, at varying prices determined at the time of sale or at negotiated prices. Such sales may be effected in transactions (which may involve block transactions):

•	through the New York Stock Exchange or on any national securities exchange or quotation service on which our common stock may be listed or quoted at the time of sale,

•	in the over-the-counter market,

•	in transactions otherwise than on such exchanges or services or in the over-the-counter market, such as in privately negotiated transactions, or

•	through the writing of options.

In connection with sales of the common stock or otherwise, the selling stockholders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the common stock in the course of hedging positions they assume. The selling stockholders may also sell common stock short and deliver common stock to close out short positions, or loan or pledge common stock to broker-dealers that in turn may sell such securities.

The selling stockholders may select broker-dealers to sell their shares. Broker-dealers that the selling stockholders engage may arrange for other broker-dealers to participate in selling such shares. The selling stockholders may give such broker-dealers commissions or discounts or concessions in amounts to be negotiated immediately before any sale. In connection with such sales, these broker-dealers, any other participating broker-dealers, and the selling stockholders and certain pledgees, donees, transferees and other successors in interest, may be deemed to be “underwriters” within the meaning of Section 2(11) of the Securities Act in connection with the sales of the shares. Accordingly, any such commission, discount or concession received by them and any profit on the resale of the shares purchased by them may be deemed to be underwriting discounts or commissions under the Securities Act. Because the selling stockholders may be deemed to be “underwriters” within the meaning of Section 2(11) of the Securities Act, the selling stockholders will be subject to the prospectus delivery requirements of the Securities Act, which may include delivery through the facilities of the New York Stock Exchange pursuant to Rule 153. In addition, any securities covered by this prospectus that qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than under this prospectus. In no event will any distribution of the shares of common stock covered by this prospectus take the form of an underwritten offering without our prior agreement. We have informed the selling stockholders that the anti-manipulative provisions of Regulation M promulgated under the Exchange Act may apply to their sales in the market.

If we are notified by a selling stockholder that any material arrangement has been entered into with a broker-dealer for the sale of such selling stockholder’s shares offered by this prospectus through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, we will file a supplement to this prospectus, if required, pursuant to Rule 424(b) or (c) under the Securities Act, disclosing facts material to the transaction.

  LEGAL MATTERS

The validity of the common stock to be offered by this prospectus is being passed on for us by Vedder, Price, Kaufman & Kammholz, P.C. John T. McEnroe, one of our directors, is also a shareholder of Vedder, Price, Kaufman & Kammholz, P.C.

  EXPERTS

The consolidated financial statements of Schawk, Inc. appearing in the Schawk, Inc. Form 10-K at December 31, 2004 and 2003, and for each of the three years in the period ended December 31, 2004, have been audited by Ernst & Young LLP, independent registered public accounting firm, and incorporated herein by reference. Such financial statements have been incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The consolidated financial statements of Seven Worldwide Holdings, Inc. (formerly known as KAGT Holdings Inc.), as of December 31, 2004 and 2003 and for the year ended December 31, 2004 and the periods October 10, 2003 through December 31, 2003, and June 2, 2003 through October 9, 2003, incorporated in this prospectus by reference from the Current Report on Form 8-K/A of Schawk, Inc. filed on April 18, 2005, have been audited by Deloitte & Touche LLP, an independent auditor, as stated in their report (which report expresses an unqualified opinion on the financial statements and includes an explanatory paragraph relating to the Company’s acquisition by Schawk, Inc.), which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

The financial statements of Seven Worldwide, Inc. (formerly known as Applied Graphics Technologies, Inc.), as of October 9, 2003 and December 31, 2002 and for the period January 1, 2003 to October 9, 2003 and the year ended December 31, 2002, incorporated in this prospectus by reference from the Current Report on Form 8-K/A of Schawk, Inc. filed on April 18, 2005 have been audited by Deloitte & Touche LLP, an independent auditor, as stated in their report (which report expresses an unqualified opinion with explanatory paragraphs on the adoption of the non-amortization and impairment provisions for goodwill and the presentation of the broadcast media distribution services business as a discontinued operation), which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

  INCORPORATION OF DOCUMENTS BY REFERENCE

The Securities and Exchange Commission (the “SEC”) allows us to “incorporate by reference” certain of our publicly filed documents into this prospectus, which means that information included in these documents is considered part of this prospectus. The following documents filed by us with the SEC are incorporated by reference into this prospectus:

•	our annual report on Form 10-K for the year ended December 31, 2004;

•	our quarterly reports on Form 10-Q for the quarters ended March 31, 2005, June 30, 2005 and September 30, 2005;

•	our Proxy Statement on Schedule 14A for our 2005 annual meeting of stockholders;

•	our current reports on Form 8-K filed on January 6, 2005, February 2, 2005, April 18, 2005 and June 6, 2005; and

•	the description of our common stock contained in our Registration Statement on Form 8-A filed on November 21, 1986.

All documents filed by us with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of the initial filing of the registration statement of which this prospectus forms a part and prior to the termination of the offering covered by this prospectus will be deemed to be incorporated by reference into this prospectus and to be a part of the prospectus from the date of filing of such documents. Any statement contained in this prospectus or in any document incorporated or deemed to be incorporated by reference into this prospectus shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

  WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and special reports, proxy statements and other information with the SEC under the Exchange Act. The registration statement of which this prospectus forms a part and these reports, proxy statements and other information can be inspected and copied at the Public Reference Room maintained by the SEC at Station Place, 100 F Street NE, Washington, D.C. 20549. Copies of these materials may also be obtained from the SEC at prescribed rates by writing to the Public Reference Room maintained by the SEC at the above address. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330.

We have filed with the SEC a registration statement on Form S-3 under the Securities Act with respect to this offering. This prospectus, which forms a part of the registration statement, does not contain all the information included in the registration statement and the attached exhibits.

The SEC maintains an Internet site at http://www.sec.gov that contains reports, proxy and information statements, and other information regarding us. The reports, proxy and information statements, and other information about us can be downloaded from the SEC’s website and can also be inspected and copied at the offices of the New York Stock Exchange, Inc., 11 Wall Street, New York, New York 10005.

We will provide, without charge to each person, including any beneficial owner, to whom this prospectus is delivered, upon written or oral request of such person, a copy of any and all of the information that has been or may be incorporated by reference in this prospectus, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference into such documents). Such requests should be directed to Christine Pecucci, Schawk, Inc., 1695 River Road, Des Plaines, Illinois 60018, telephone number (847) 827-9494.